Q1 2025
Shareholder
Letter

Letter to Shareholders: Q1 2025

Key quarterly metrics
Dear Shareholders
The first quarter of 2025 was another great quarter for Root. We accelerated our policies-in-force growth while once again achieving profitability. This is a direct result of our strong product offering, underwriting technology, fixed expense discipline, and capitalization. In the first quarter, we:
•Increased gross premiums written 24% compared to Q1 2024
•Improved net loss and LAE ratio 8 points year-over-year in Q1 2025 to 64%
•Improved net combined ratio 6 points year-over-year in Q1 2025 to 96%
•Generated net income of $18 million, operating income of $24 million and adjusted EBITDA of $32 million
•Announced new partnerships with Hyundai Capital America (HCA) and Experian®
•Reduced our cost of capital based on business performance
As we mentioned in our last letter and earnings call, we have started to accelerate investment in our business across the customer acquisition funnel and in our pricing and underwriting technology to support our growth trajectory. Our strong growth in the first quarter was assisted by seasonal favorability, largely driven by tax refunds
                                             2

Letter to Shareholders: Q1 2025

and elevated shopping behavior. Most importantly, we have achieved this growth while maintaining our underwriting discipline, which will continue to be our north star.
While the macroeconomic environment has become more uncertain over the past several months, it nevertheless provides another opportunity to showcase our technological prowess. Our technology and data science capabilities enable us to quickly react to prevailing trends and enhance segmentation to continually offer the best prices to the best drivers.
Our high-quality investment portfolio is minimally impacted by market volatility and personal auto insurance is essentially a compulsory product for anyone who drives an automobile—our industry and our business is defensively positioned to withstand times of macro turbulence. Taken together, this allows us to focus on our core competency of pricing and underwriting and continuously deliver the best value proposition to shareholders and policyholders alike.
We have built a business that can scale and we will continue to utilize a disciplined unit economic framework over the lifetime of a customer to deliver long-term value creation.

Growth
Root has built a formidable business model that has translated to some of the best loss ratios in the industry, a healthy capital position, and a culture of discipline and rigor, which serves as the foundation for our continued growth. For the quarter, gross premiums written increased 24% year-over-year and gross premiums earned increased 25% year-over-year, while the gross loss ratio and LAE ratio improved 8 points year-over-year to 63%. These exemplary results are the product of our superior home grown technology and data science.
Our Direct channel continues to see strong results, assisted by elevated shopping during the first quarter following the holiday season. Further, we continue to make targeted R&D investments across the customer funnel utilizing our data-science-driven marketing machine. These investments are at an early stage as we collect more data; we will only scale those channels that meet or exceed our unit economic targets. Our Direct channel is supported by our world class mobile-first telematics product, creating delightful experiences for customers at better prices.
Meanwhile, our Partnership channel has seen quarterly new writings more than double year-over-year as our pipeline continues to expand across the automotive, financial services, and agent sub-channels. We have expanded our partner roster to include 20+ total partners, launching two new strategic partnerships, one with Hyundai Capital America (HCA) and one with Experian® this quarter.
The collaboration with HCA is expected to deliver insurance solutions that offer data-driven, competitive rates, driving a more connected experience that reflects drivers' individual needs. This partnership aims to optimize the strengths of both companies to address evolving industry needs and set new benchmarks for customer

Letter to Shareholders: Q1 2025

satisfaction. We are in the early stages of this exciting partnership that continues to expand our distribution and look forward to sharing updates as it evolves.
Our partnership with Experian offers Root Insurance through Experian’s Insurance Marketplace, providing their members expanded access to affordable and personalized car insurance options. By leveraging our technology, this integration enhances and streamlines the insurance shopping experience, delivering data-driven, competitive rates to Experian members.
The continued progress in our partnership channel is driven by our modern technology stack that can seamlessly integrate into existing partner platforms, all with a focus on minimal separation between the need for insurance and the purchase of a policy. This continues to include a wide array of integrations including fully embedded insurance purchasing experiences at point of sale.
State expansion also continues to be a strategic growth priority and we continue to make progress on this front. In the first quarter, we filed our product with Michigan, which is currently pending regulatory approval. This builds on our list of states with outstanding filings, which also includes Washington, New Jersey and Massachusetts. We are excited to expand our geographic presence in our quest to become national.
We remain confident in our long-term growth avenues across both Direct and Partnership channels and remain focused on our three primary levers to continue to drive growth in the near term:

Letter to Shareholders: Q1 2025

Partnerships as a Percentage of New Writings
40%
20%
—%
12%
17%
24%
31%
33%
Q1 2024
Q2 2024
Q3 2024
Q4 2024
Q1 2025

Pricing and Underwriting
Our proprietary technology platform and data science algorithms are foundational to our continued strong underwriting performance, as evidenced by our 58% gross accident period loss ratio this quarter. Estimated accident period severity was up 7% while frequency decreased 5%, which reflects tenure mix adjusted bodily injury, collision and property damage coverages. We strive to continuously set prices accurately to afford the best savings to the best drivers, and ultimately aim to achieve our target returns with minimal variation.
Our strong performance enables us to offer competitive prices at favorable targeted lifetime unit economics. This is a direct benefit of a high telematics adoption rate and our data science acumen, which allows for effective segmentation and sufficient pricing across customer segments. As we continue to collect data and retrain our models, we believe the benefit will continue to expand and ultimately accrue to our customers.
While we cannot predict the future, we are able to react swiftly and appropriately through rate actions when it comes to potential tariff implementations. As we have demonstrated previously in the post-pandemic hyperinflationary environment, we leverage automation in our underwriting process, empowering us to quickly identify trends, seek regulatory approval and ultimately earn rate through our book. In an increasingly uncertain macroeconomic environment, this allows us to leverage our frequent actuarial reviews to continually offer the best prices and achieve our target returns. In current form, proposed actions related to tariffs and immigration policy have the potential to increase severity through higher prices for replacement parts and used car prices, as well as labor shortages that could extend repair times. Much of this potential impact is still in flux based on current negotiations, but we stand ready to act as we have more certainty on what policies will ultimately be implemented.

Letter to Shareholders: Q1 2025

Gross accident period loss ratio

Financials
We delivered another solid quarter driven by strong top line growth, sustained performance on unit economics and disciplined fixed expense management. Net income improved $25 million year-over-year to $18 million. We also delivered operating income of $24 million and adjusted EBITDA of $32 million, an $18 million and $17 million improvement year-over-year, respectively. Our net combined ratio of 96% reinforces the ongoing disciplined approach in how we manage the business and deploy capital.
As a reminder, as Root grows, our marketing spend may impact the degree of profitability in any given calendar quarter as we do not defer the majority of customer acquisition cost over the life of our customers. Acquisition expenses in our Direct channel will vary, and will be deployed at attractive expected returns over the customer lifecycle. We also plan to continue to test into new areas of the marketing funnel to drive further profitable growth.
Our recently amended debt facility with BlackRock allows for performance based step downs in our interest expense, tied to our debt-to-capital ratio, the first of which we were able to realize in the first quarter. We have reduced our interest rate by 25 basis points and this illustrates that as our business continues to perform, we will have opportunities to reduce our cost of capital.
We are well capitalized for the growth opportunity ahead of us. Our unencumbered capital was $347 million, at the end of the first quarter, and given our strong underwriting performance, we are also in a position of excess capital across our insurance subsidiaries. This allows us to better optimize our operating structure and more flexibly deploy growth capital to the best opportunities.

Letter to Shareholders: Q1 2025

Looking Forward
With a strong capital position and ability to drive profit, we are excited to continue focusing on our long-term growth. Our approach to running the business is grounded in a unit-economic framework over the life of the customer. We believe this approach—including the ongoing investment in our business, infrastructure and growth—ultimately translates to strong calendar period results as we gain scale; however, it may impact the degree of profitability in any given quarter. To that point, it is important to note that Q1 is typically the strongest growth and underwriting quarter of the year and we do not expect this seasonal favorability to persist for the remainder of 2025. Our technology has unlocked a strong customer value proposition that we believe is differentiated in the market, difficult to replicate, and readily scalable. As a result, we believe our partners and customers alike will continue to benefit from our attractive prices, easy integrations, and great customer experiences. We are energized by our first quarter performance and are excited to continue our progress in 2025 and believe the best has yet to come.
We remain grateful to our employees for their hard work, to our customers for their trust, and to our shareholders for their support.

Alex Timm
Co-Founder & CEO

Letter to Shareholders: Q1 2025

Non-GAAP financial measures
This letter and statements made during our earnings webcast may include information relating to Direct Contribution and Adjusted EBITDA, which are "non-GAAP financial measures" and are defined below. These non-GAAP financial measures have not been calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results.
In addition, Direct Contribution and Adjusted EBITDA should not be construed as indicators of our operating performance, liquidity, or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.
Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (1) monitor and evaluate the performance of our business operations and financial performance, (2) facilitate internal comparisons of the historical operating performance of our business operations, (3) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels, (4) review and assess the performance of our management team, including when determining incentive compensation, (5) analyze and evaluate financial and strategic planning decisions regarding future operating investments, and (6) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP financial measures,” “Reconciliation of Total Revenue to Direct Contribution” and “Reconciliation of Net Income (Loss) to Adjusted EBITDA” below and in Root’s Quarterly Report on Form 10-Q at http://ir.joinroot.com or the SEC’s website at www.sec.gov.

Letter to Shareholders: Q1 2025

Defined Terms & Glossary
We utilize the following definitions for terms used in this letter.
Direct Contribution
We define direct contribution, a non-GAAP financial measure, as gross profit excluding net investment income, acquisition costs, which include report costs and refunds related to these expenses and commission expenses related to our partnership channel, and fixed expenses, which include certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, overhead allocated based on headcount, or Overhead, and salaries, health benefits, bonuses, employee retirement plan-related expenses and employee share-based compensation expense, or Personnel Costs, licenses, professional fees and other expenses. Further impacts related to reinsurance are excluded, these consist of ceded premiums earned, ceded loss and LAE, and net ceding commission and other. Net ceding commission and other is comprised of ceding commission received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission, and other impacts of reinsurance ceded which are included in other insurance expense. After these adjustments, the resulting calculation is inclusive of only those gross variable costs of revenue incurred on the successful acquisition of business. We view direct contribution as an important metric because we believe it measures profitability of our total policy portfolio prior to the impact of reinsurance.
Adjusted EBITDA
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) excluding interest expense, income tax expense, depreciation and amortization, share-based compensation, loss on extinguishment of debt, warrant compensation expense, restructuring charges, legal fees and other items that do not reflect our ongoing operating performance. After these adjustments, the resulting calculation represents expenses directly attributable to our operating performance. We use adjusted EBITDA as an internal performance measure in the management of our operations because we believe it provides management and other users of our financial information useful insight into our results of operations and underlying business performance. Adjusted EBITDA should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted EBITDA differently.
Encumbered Capital
We define encumbered capital as cash and cash equivalents held within our regulated insurance entities.
Unencumbered Capital
We define unencumbered capital as unrestricted cash and cash equivalents held outside of our regulated insurance entities.This amount includes borrowed funds that are subject to certain minimum liquidity covenants.
Distribution Channels
•Direct: seamless experiences driven by performance marketing and organic traffic connecting consumers directly to the product.

Letter to Shareholders: Q1 2025

◦Digital. Our direct digital channel is designed to drive volume by efficiently capturing high-intent customers. We accomplish this by meeting our customers within platforms they use extensively such as Google or select marketplace platforms where consumers are actively shopping for insurance. We deploy dynamic data science models to optimize advertising, targeting and bidding strategies across our digital platforms, aligning customer acquisition cost to expected lifetime value of the potential customer.
◦Referral. We encourage our existing customers to spread our value proposition. Our referral channel compensates existing customers who refer new customers who subsequently complete a test drive. This channel facilitates community-based growth to those who value our fair and transparent approach to insurance. This is our lowest cost acquisition channel and an important aspect of our ongoing distribution and brand strategy.
◦Channel Media.We build consideration and drive intent through household-level targeted media channels including direct mail and social media. We utilize these media channels to drive awareness when launching in new markets and to actively target customers in active states.
•Partnership: a wide array of integrations, spanning early-stage marketing partnerships through fully embedded user experiences.
◦Embedded. We build upon or within the mobile and web customer experiences of distribution partners to reach a captive customer base with an embedded solution. With varying levels of connectivity, including our proprietary and fully-integrated application which removes the need for the customer to ever visit a Root website to purchase and bind a policy. While these partnerships take time to onboard and launch, over the long term, we believe our flexible technology stack and investment in our platform seeks to optimize a seamless bind experience, creating a differentiated customer experience in this channel. We expect increased penetration of this channel over time as we seek to grow embedded relationships with other automotive and financial service technology companies with relevant customer bases.
◦Agency. We continue to invest in a product to bring the speed and ease of our technology to the independent agency channel. This channel provides access to a larger demographic of customers and we believe it has staying power. We developed an efficient quote and bind process through our agent platform that enables simplified distribution from agents to their customers. The technology driven approach makes this an appealing platform for agents and an efficient acquisition channel for us.

Letter to Shareholders: Q1 2025

About Root, Inc.
Founded in 2015 and based in Columbus, Ohio, Root, Inc. (NASDAQ: ROOT) is the parent company of Root Insurance Company. Root is revolutionizing insurance through data science and technology to provide consumers a personalized, easy, and fair experience. The Root app has roughly 15 million app downloads and has collected 31 billion miles of driving data to inform their insurance offerings.
For further information on Root, please visit root.com.

Root Insurance Company and Root Property & Casualty Insurance Company are headquartered in Columbus, Ohio, with renters insurance available through Root Insurance Company in Arkansas, Georgia, Kentucky, Missouri, Nevada, New Mexico, Ohio, Tennessee, and Utah. Root, Inc. is active in 35 markets for auto insurance: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, and Wisconsin. Business is underwritten by Root Insurance Company, Root Property & Casualty Insurance Company and/or Root Florida Insurance Company depending on the market. In Texas, we also write business as a Managing General Agent, underwritten by Redpoint County Mutual Insurance Company. Carvana Insurance built with Root is available only in the states where Root writes insurance.

Letter to Shareholders: Q1 2025

Forward-looking statements
This letter contains—and statements made during the above-referenced webcast will contain— forward-looking statements relating to, among other things, the future performance of Root and its consolidated subsidiaries that are based on Root’s current expectations, forecasts, and assumptions, and involve risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “path,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These include, but are not limited to, statements regarding:
•our ability to retain existing customers, acquire new customers and expand our customer reach;
•our expectations regarding our future financial performance, including total revenue, gross profit, net income (loss), direct contribution, adjusted EBITDA, net loss and loss adjustment expense, or LAE, ratio, net expense ratio, net combined ratio, gross loss ratio, marketing costs and costs of customer acquisition, gross LAE ratio, gross expense ratio, gross combined ratio, operating expenses, quota share levels, changes in unencumbered cash balances and expansion of our new and renewal premium base;
•our ability to realize profits, acquire customers, retain customers, contract with additional partners to utilize the products, or achieve other benefits from our embedded insurance offering;
•our ability to expand our distribution channels through additional partnership relationships, digital media, independent agents and referrals;
•our ability to drive a significant long-term competitive advantage through our partnership with Carvana Group, LLC, or Carvana, HCA and Experian® and other partnerships;
•our ability to develop products for embedded insurance and other partners;
•the impact of supply chain disruptions, increasing inflation, a potential increase in tariffs or the implementation of new tariffs, a recession and/or disruptions to properly functioning financial and capital markets and interest rates on our business and financial condition;
•our ability to remain profitable and extend our capital runway;
•our goal to be licensed in all states in the United States, or U.S., and the timing of obtaining additional licenses and launching in new states;
•the accuracy and efficiency of our telematics and behavioral data, and our ability to gather and leverage existing and additional data;

Letter to Shareholders: Q1 2025

•our ability to materially improve retention rates and our ability to realize benefits from retaining customers;
•our ability to underwrite risks accurately and charge profitable rates;
•our ability to maintain our business model and improve our capital and marketing efficiency;
•our ability to drive improved conversion and decrease the cost of customer acquisition;
•our ability to maintain and enhance our brand and reputation;
•our ability to effectively manage the growth of our business;
•our ability to raise additional capital efficiently or at all;
•our ability to improve our product offerings, introduce new products and expand into additional insurance lines;
•our ability to cross sell our products and attain greater value from each customer;
•our ability to compete effectively with existing competitors and new market entrants in our industry;
•future performance of the markets in which we operate;
•our ability to operate a “capital-efficient” business and obtain and maintain desirable levels of reinsurance;
•the effect of further reductions in the utilization of reinsurance, which would result in retention of more premium and losses and could cause our capital requirements to increase;
•our ability to realize economies of scale;
•our ability to attract, motivate and retain key personnel, or hire personnel, and to offer competitive compensation and benefits;
•our ability to deliver a vertically integrated customer experience;
•our ability to develop products that utilize telematics to drive better customer satisfaction and retention;
•our ability to protect our intellectual property and any costs associated therewith;
•our ability to develop an autonomous claims experience;
•our ability to take rate action early and react to changing environments;
•our ability to meet risk-based capital requirements;

Letter to Shareholders: Q1 2025

•our ability to realize benefits from our Texas county mutual fronting arrangement;
•our ability to expand domestically;
•our ability to comply with laws and regulations that currently apply or become applicable to our business;
•the impact of litigation or other losses;
•changes in laws or regulations, or changes in the interpretation of laws or regulations by a regulatory authority, specific to the use of artificial intelligence, telematics data and the consent to use telematics data, connected card data, and other sources of data;
•our ability to defend against cybersecurity threats and prevent, or recover from, a security incident or other significant disruption of our technology systems or those of our partners and third-party service providers;
•the effect of interest rates on our available cash and our ability to maintain compliance with our Amended Term Loan (as defined herein);
•our ability to maintain proper and effective internal control over financial reporting; and
•the growth rates of the markets in which we compete.
Root’s actual results could differ materially from those predicted or implied by such forward-looking statements, and reported results should not be considered as an indication of future performance.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Root’s business, operating results, and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Root’s 2024 Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and other filings with the SEC at http://ir.joinroot.com or the SEC’s website at www.sec.gov.
Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Root on the date hereof. We assume no obligation to update such statements.

Letter to Shareholders: Q1 2025

Financial statements

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
	As of
	March 31,	December 31,
	2025	2024
	(in millions, except par value )
Assets
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost: $312.2 and $294.3 at March 31, 2025 and December 31, 2024, respectively)	$312.9	$292.0
Short-term investments (amortized cost: $7.9 and $14.8 at March 31, 2025 and December 31, 2024, respectively)	7.9	14.8
Other investments	4.4	4.4
Total investments	325.2	311.2
Cash and cash equivalents	609.4	599.3
Restricted cash	1.1	1.0
Premiums receivable, net of allowance of $7.2 and $9.8 at March 31, 2025 and December 31, 2024, respectively	360.7	305.3
Reinsurance recoverable and receivable, net of allowance of $0.2 and $0.1 at March 31, 2025 and December 31, 2024, respectively	157.8	150.6
Prepaid reinsurance premiums	20.8	25.1
Other assets	110.5	103.2
Total assets	$1,585.5	$1,495.7
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Loss and loss adjustment expense reserves	$418.5	$413.2
Unearned premiums	420.3	353.9
Long-term debt	200.0	200.1
Reinsurance premiums payable	29.9	32.8
Accounts payable and accrued expenses	53.4	71.1
Other liabilities	122.7	108.9
Total liabilities	1,244.8	1,180.0
Commitments and Contingencies
Redeemable convertible preferred stock, $0.0001 par value, 100.0 shares authorized, 14.1 shares issued and outstanding at March 31, 2025 and December 31, 2024 (redemption value of $126.5)	112.0	112.0
Stockholders’ equity:
Class A common stock, $0.0001 par value, 1,000.0 shares authorized, 11.2 and 11.1 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Class B convertible common stock, $0.0001 par value, 269.0 shares authorized, 4.0 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	1,891.5	1,887.9
Accumulated other comprehensive income (loss)	0.7	(2.3)
Accumulated loss	(1,663.5)	(1,681.9)
Total stockholders’ equity	228.7	203.7
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$1,585.5	$1,495.7

Letter to Shareholders: Q1 2025

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) - UNAUDITED

	Three Months Ended March 31,
	2025	2024
	(in millions, except per share data)
Revenues:
Net premiums earned	$321.3	$230.3
Net investment income	8.7	9.2
Fee income	18.7	14.7
Other income	0.7	0.7
Total revenues	349.4	254.9
Operating expenses:
Loss and loss adjustment expenses	205.6	166.4
Sales and marketing	51.5	30.4
Other insurance expense	36.7	24.6
Technology and development	11.4	11.0
General and administrative	20.5	17.1
Total operating expenses	325.7	249.5
Operating income	23.7	5.4
Interest expense	(5.3)	(11.6)
Income (loss) before income tax expense	18.4	(6.2)
Income tax expense	—	—
Net income (loss)	18.4	(6.2)
Net income attributable to participating securities	(0.9)	—
Net income (loss) attributable to common shareholders	17.5	(6.2)
Other comprehensive income (loss):
Net income (loss)	18.4	(6.2)
Changes in net unrealized gains (losses) on investments	3.0	(0.8)
Comprehensive income (loss)	$21.4	$(7.0)
Earnings (loss) per common share: (both Class A and B)
Basic	$1.15	$(0.42)
Diluted	$1.07	$(0.42)
Weighted-average common shares outstanding: (both Class A and B)
Basic	15.2	14.6
Diluted	17.2	14.6

Letter to Shareholders: Q1 2025

ROOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
	Three Months Ended March 31,
	2025	2024
	(in millions)
Cash flows from operating activities:
Net income (loss)	$18.4	$(6.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation	6.4	4.6
Warrant compensation expense	—	2.8
Depreciation and amortization	2.0	2.9
Bad debt expense	9.0	6.0
Changes in operating assets and liabilities:
Premiums receivable	(64.3)	(50.9)
Reinsurance recoverable and receivable	(7.3)	(21.8)
Prepaid reinsurance premiums	4.3	(2.0)
Other assets	(6.3)	(5.0)
Losses and loss adjustment expenses reserves	5.3	37.8
Unearned premiums	66.4	55.7
Reinsurance premiums payable	(2.9)	(0.3)
Accounts payable and accrued expenses	(18.0)	(24.7)
Other liabilities	13.8	15.6
Net cash provided by operating activities	26.8	14.5
Cash flows from investing activities:
Purchases of investments	(27.9)	(59.0)
Proceeds from maturities, calls and pay downs of investments	16.0	9.0
Sales of investments	0.1	—
Capitalization of internally developed software	(2.0)	(2.1)
Purchases of fixed assets	—	(0.2)
Net cash used in investing activities	(13.8)	(52.3)
Cash flows from financing activities:
Proceeds from exercise of stock options and restricted stock units	0.3	—
Taxes paid related to net share settlement of equity awards	(3.1)	(0.4)
Net cash used in financing activities	(2.8)	(0.4)
Net increase (decrease) in cash, cash equivalents and restricted cash	10.2	(38.2)
Cash, cash equivalents and restricted cash at beginning of period	600.3	679.7
Cash, cash equivalents and restricted cash at end of period	$610.5	$641.5

Letter to Shareholders: Q1 2025

Supplemental financial information

ROOT, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2025	2024	2024	2024	2024	2023
	(dollars in millions, except Premiums per Policy)
Policies in force	453,800	414,862	407,313	406,283	401,255	199,685
Premiums per policy	$1,614	$1,584	$1,558	$1,522	$1,482	$1,292
Premiums in force	$1,464.9	$1,314.3	$1,269.2	$1,236.7	$1,189.3	$516.0
Gross premiums written	$410.8	$330.5	$331.7	$308.2	$330.7	$134.7
Gross premiums earned	$344.4	$331.0	$317.0	$308.0	$275.0	$130.1
Gross profit	$107.1	$103.6	$98.8	$70.8	$63.9	$5.5
Net income (loss)	$18.4	$22.1	$22.8	$(7.8)	$(6.2)	$(40.9)
Direct contribution	$127.1	$115.8	$110.5	$87.0	$80.7	$18.6
Adjusted EBITDA	$31.9	$43.1	$41.6	$12.1	$15.1	$(11.3)
Net loss and LAE ratio	64.0%	64.0%	66.1%	72.7%	72.3%	105.5%
Net expense ratio	31.6%	27.5%	25.0%	30.0%	29.7%	55.7%
Net combined ratio	95.6%	91.5%	91.1%	102.7%	102.0%	161.2%
Gross loss ratio	56.1%	56.8%	57.1%	61.6%	60.6%	71.5%
Gross LAE ratio	6.7%	6.9%	8.3%	9.4%	9.9%	11.2%
Gross expense ratio	31.2%	26.9%	23.8%	28.9%	29.2%	40.3%
Gross combined ratio	94.0%	90.6%	89.2%	99.9%	99.7%	123.0%
Gross accident period loss ratio	57.9%	61.0%	56.7%	61.5%	58.2%	66.1%

Letter to Shareholders: Q1 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF TOTAL REVENUE TO DIRECT CONTRIBUTION - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2025	2024	2024	2024	2024	2023
	(dollars in millions)
Total revenue	$349.4	$326.7	$305.7	$289.2	$254.9	$70.1
Loss and loss adjustment expenses	(205.6)	(191.8)	(184.5)	(190.3)	(166.4)	(63.3)
Other insurance expense	(36.7)	(31.3)	(22.4)	(28.1)	(24.6)	(1.3)
Gross profit	107.1	103.6	98.8	70.8	63.9	5.5
Net investment income	(8.7)	(8.7)	(8.0)	(10.0)	(9.2)	(6.7)
Adjustments from other insurance expense(1)	22.2	15.5	11.6	18.6	20.8	13.0
Ceded premiums earned	23.1	31.3	37.7	46.4	44.7	70.1
Ceded loss and loss adjustment expenses	(10.4)	(19.2)	(22.8)	(28.4)	(27.3)	(44.2)
Net ceding commission and other(2)	(6.2)	(6.7)	(6.8)	(10.4)	(12.2)	(19.1)
Direct contribution	$127.1	$115.8	$110.5	$87.0	$80.7	$18.6
______________
(1) Adjustments from other insurance expense consists of acquisition costs, including report costs and refunds related to these expenses and commission expenses related to our partnership channel of $19.7 million, $11.8 million, $8.2 million, $14.1 million, $15.6 million and $6.3 million for Q1 2025, Q4 2024, Q3 2024, Q2 2024, Q1 2024 and Q1 2023, respectively. Fixed expenses, including certain warrant compensation expense related to policies originating through the integrated automobile insurance solution for Carvana’s online buying platform, Personnel costs, Overhead, licenses, professional fees and other of $2.5 million, $3.7 million, $3.4 million, $4.5 million, $5.2 million and $6.7 million for Q1 2025, Q4 2024, Q3 2024, Q2 2024, Q1 2024 and Q1 2023, respectively
(2) Net ceding commission and other is comprised of ceding commissions received in connection with reinsurance ceded, partially offset by amortization of excess ceding commission and other impacts of reinsurance ceded.

Letter to Shareholders: Q1 2025

ROOT, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED EBITDA - UNAUDITED
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	March 31,
	2025	2024	2024	2024	2024	2023
	(dollars in millions)
Net income/(loss)	$18.4	$22.1	$22.8	$(7.8)	$(6.2)	$(40.9)
Adjustments:
Interest expense	5.1	7.1	10.9	10.8	10.9	10.4
Income tax expense	—	—	—	—	—	—
Depreciation and amortization	2.0	2.6	5.2	3.9	2.8	2.6
Share-based compensation	6.4	5.8	4.3	3.8	4.6	2.1
Loss on extinguishment of debt	—	5.4	—	—	—	—
Warrant compensation expense	—	—	—	1.0	2.8	4.4
Restructuring charges(1)	—	0.1	—	—	0.1	5.6
Write-offs and other(2)	—	—	(1.6)	0.4	0.1	4.5
Adjusted EBITDA	$31.9	$43.1	$41.6	$12.1	$15.1	$(11.3)
______________
(1) Restructuring costs consist of employee costs, real estate exit costs, and other. This includes $0.4 million of share-based compensation for Q1 2023. This also includes zero, $0.2 million, zero, $0.1 million, $0.1 million and $0.1 million of depreciation and amortization for Q1 2025, Q4 2024, Q3 2024, Q2 2024, Q1 2024 and Q1 2023, respectively.
(2) Write-offs and other primarily reflects legal costs and other items that do not reflect our ongoing operating performance. This includes legal and other fees related to the 2022 misappropriation of funds by a former senior marketing employee of zero, zero, $(1.6) million, $0.4 million, $0.1 million and $2.0 million in Q1 2025, Q4 2024, Q3 2024, Q2 2024, Q1 2024 and Q1 2023, respectively.

Letter to Shareholders: Q1 2025

ROOT, INC. AND SUBSIDIARIES
WRITTEN AND EARNED PREMIUM - UNAUDITED
	Three Months Ended March 31,
	2025	2024
	(dollars in millions)
Gross premiums written	$410.8	$330.7
Ceded premiums written	(18.8)	(46.7)
Net premiums written	392.0	284.0

Gross premiums earned	344.4	275.0
Ceded premiums earned	(23.1)	(44.7)
Net premiums earned	$321.3	$230.3